Exhibit (h)(8)(ii)

NEUBERGER BERMAN INCOME FUNDS

CLASS R6
ADMINISTRATION AGREEMENT

SCHEDULE A

Class R6 of the Series of Neuberger Berman Income Funds currently subject to this Agreement are as follows:

Neuberger Berman Core Bond Fund

Neuberger Berman High Income Bond Fund

Neuberger Berman Strategic Income Fund

Date: June 21, 2024

NEUBERGER BERMAN INCOME FUNDS

CLASS R6
ADMINISTRATION AGREEMENT

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Income Funds Class R6 Administration Agreement shall be:

(1)	For the services provided to Class R6 of a Series and its shareholders (including amounts paid to third parties), 0.05% per annum of the average daily net assets of Class R6 of said Series; plus in each case

(2)	Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Investment Advisers LLC, and periodic reports to the Board of Trustees on actual expenses.

Date: December 6, 2018